Exhibit 3.1

CERTIFICATE OF AMENDMENT

(PURSUANT TO NRS 78.385 AND 78.390)

1. Name of Corporation:

Biostem, INC.

2. The articles have been amended as follows (provide article numbers, if available):

Article 1.  Name of corporation has been amended as follows:

"Article 1.  Name of Corporation: JOYTOTO USA, INC."

Article 3.  Capitalization is Amended as follows:

"Article 3. Capitalization:
Following a 1 for 40 reverse stock split effected as of October 31, 2007, the total number of shares of stock which this Corporation is authorized to issue is Three Hundred Ten Million (310,000,000), consisting of Three Hundred Million (300,000,000) shares of common stock, par value $.001 per share ("Common Stock"), and Ten Million (10,000,000) shares of preferred stock, par value $.001 per share (Preferred Stock").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the *articles of incorporation have voted in factor of the amendment is:  A Majority Vote

4. Effective date of filing (optional):  October 31, 2007

5. Officer Signature (Required): /s/ Marc Ebersol